Exhibit 99.103

CORRECTION — North Valley Bancorp Reports Increased Net Income for 2005

REDDING, CA — (MARKET WIRE) — 01/31/2006 — In the news release, “North Valley Bancorp Reports Increased Net Income for 2005,” issued earlier today by North Valley Bancorp (NASDAQ: NOVB), please be advised that the first sentence of the sixth paragraph should read “Non-interest income increased to $11,214,000 for the year ended December 31, 2005” rather than “Non-interest income increased to $1,012,000 for the year ended December 31, 2005” and that the fourth sentence of the sixth paragraph should read “Other non-interest income increased $1,012,000” rather than “Other non-interest income increased $1,121,000", as originally issued incorrectly by Market Wire. Complete corrected text follows.

North Valley Bancorp Reports Increased Net Income for 2005

REDDING, CA — 01/31/2006 —

  Net Income Increased 9.2% to $9,149,000 for 2005
  Net Interest Income Increased 30.4% for 2005
  Net Interest Margin Increased to 5.40% for Fourth Quarter 2005
  Loan Portfolio Credit Quality Remained Outstanding

North Valley Bancorp (NASDAQ: NOVB), a multi-bank holding company with $918 million in assets, today reported results for the three and twelve-month periods ended December 31, 2005. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”), and NVB Business Bank (“NVBBB”).

The Company reported net income for the year ended December 31, 2005 of $9,149,000 or $1.17 per diluted share compared to $8,379,000 or $1.17 per diluted share for the same period in 2004. This represents an increase in net income of $770,000 or 9.2%. For 2005, the Company realized a return on average shareholders’ equity of 13.42% and a return on average assets of 1.01%, as compared to 16.54% and 1.08% for 2004.

The Company reported net income for the fourth quarter ended December 31, 2005 of $2,470,000 or $0.32 per diluted share compared to $2,255,000 or $0.29 per diluted share for the same period in 2004. This represents an increase in net income of $215,000 or 9.5% compared to the fourth quarter of 2004. For the fourth quarter, the Company realized an annualized return on average shareholders’ equity of 14.02% and an annualized return on average assets of 1.07%, as compared to 14.07% and 1.02% in the fourth quarter of 2004.

During 2005, total assets increased $52,253,000 (6.0%) to $918,484,000 at year end. The Company was successful in moving more of its earning assets into the loan portfolio as loans increased $71,167,000 (12.9%) and totaled $624,512,000 at December 31, 2005. The loan to deposit ratio at year end 2005 was 83.6% as compared to 77.8% at year end 2004. Total deposits grew $35,036,000 (4.9%) to total $746,690,000 at year end 2005.

2005 Financial Performance

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, increased $9,545,000 or 30.4% for the year ended December 31, 2005 compared to 2004. This was due to an increase in interest income of $11,741,000 partially offset by an increase in interest expense of $2,196,000. The increase in interest income was primarily due to an increase in average loans of $152,269,000 and an increase in rates reflective of the Federal Reserve Board Open Market Committee raising rates 200 basis points during 2005. The increase in average total loans was funded with an increase in average deposits of $94,208,000, and an increase in average borrowings of $13,318,000. Average yields on earning assets increased 68 basis points to 6.43% for 2005 and the average rate paid on interest-bearing liabilities increased by 23 basis points to 1.53%. The increase in asset yields was primarily due to average loan yields, which increased from 6.76% in 2004 to 7.19% in 2005. The Company’s net interest margin in 2005 was 5.22%, an increase from 4.67% in 2004. During the fourth quarter of 2005, the Company’s net interest margin was 5.40%, which compares favorably to the 4.90% net interest margin in the fourth quarter of 2004. The increase in the net interest margin was due to the increasing rate environment experienced in 2005 as well as earning assets consisting of a higher concentration of loans compared to 2004.

Non-interest income increased to $11,214,000 for the year ended December 31, 2005 compared to $9,456,000 for 2004. Service charges on deposits increased by $357,000 in 2005 driven by the growth in deposits while other fees and charges increased $389,000 in 2005 compared to 2004 due to the growth in deposits as well as increased servicing fees. Earnings on cash surrender value of life insurance policies decreased from $1,141,000 in 2004 to $1,078,000 in 2005 due to lower market rates associated with those policies. Other non-interest income increased $1,012,000 from 2004 levels due mainly to gain on sales of loans and securities.

Non-interest expense totaled $37,592,000 for 2005 compared to $28,658,000 for the same period in 2004 which is an increase of $8,934,000 or 31.2%. Salaries and benefits increased by $5,043,000 or 34.2% over 2004 levels due in great part to the year-over-year effect of the Company’s 2004 acquisition of Yolo Community Bank, the opening of de novo branches in Santa Rosa and Ukiah, moving the existing branches of NVB Business Bank and hiring seasoned lending teams that specialize in business lending in Sonoma and Placer counties. The Company also enhanced its infrastructure, most notably in accounting and compliance, for future growth. Equipment expense decreased from $2,199,000 in 2004 to $2,160,000 in 2005. Occupancy expense increased from $1,966,000 in 2004 to $2,724,000 in 2005. Other expenses, which include professional services, data processing, and marketing expenses, increased by $3,172,000 in 2005 compared to 2004. The increases are consistent with the Company’s decision to enter into higher growth markets as well as expand its infrastructure to have the capacity for current and planned future growth.

Credit Quality

Non-Performing loans (defined as non-accrual loans and loans 90 days or more past due and still accruing interest) decreased $1,417,000 to $753,000 or 0.12% of total loans at December 31, 2005 from $2,170,000 or 0.39% of total loans at December 31, 2004. Of the $753,000 in non-performing loans as of December 31, 2005, $499,000 is guaranteed by SBA. Other real estate owned at December 31, 2005 was $902,000, consisting of land originally purchased for bank expansion, which management now intends to sell as the land is no longer needed due to the acquisition of Yolo Community Bank in 2004. The allowance for loan and lease losses at December 31, 2005 was $7,864,000 or 1.26% of total loans compared to $7,217,000 or 1.30% of total loans at December 31, 2004. The ratio of net charge-offs to average loans outstanding for the twelve months ended December 31, 2005 was 0.05% compared to 0.13% for 2004. The allowance for loan and lease losses as a percentage of nonperforming loans was 1,044.36% as of December 31, 2005 compared to 332.58% as of December 31, 2004.

Summary

“What a challenging and rewarding year 2005 was for North Valley Bancorp. We began the year focusing on the integration of Yolo Community Bank while also planning to establish two new full-service Business Banking offices in Sonoma and Mendocino Counties. Our efforts were successful resulting in new offices opened May 1, 2005 in Santa Rosa and Ukiah. Loan growth has been very strong in all of the markets we developed during the past two years. Improved operating efficiencies should result in a reduction of our non-interest expense for 2006, which is one of our primary goals”, stated Michael J. Cushman, President & CEO.

North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank operates twenty commercial banking offices in Shasta, Trinity, Humboldt, Del Note and Mendocino Counties in Northern California including two in-store supermarket branches and a Business Banking Center. NVB Business Bank operates five commercial banking offices in Yolo, Solano, Placer, Sonoma and Mendocino Counties in Northern California. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans. North Valley Bank has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company’s website address at www.nvbancorp.com.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

Michael J.Cushman
President & Chief Executive Officer
(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
Statement of Income Data	2005	2004	2005M	2004M
Interest income
Loans and leases (including fees)	$ 11,773	$ 8,981	$ 42,472	$ 29,602
Investment securities	1,803	2,219	7,658	9,012
Federal funds sold and other	174	97	548	323
Total interest income	13,750	11,297	50,678	38,937
Interest expense
Interest on deposits	2,003	1,274	6,373	4,677
Subordinated debentures	436	413	1,708	1,564
Other borrowings	386	279	1,622	1,266
Total interest expense	2,825	1,966	9,703	7,507
Net interest income	10,925	9,331	40,975	31,430
Provision for loan and lease losses	200	55	930	271
Net interest income after
provision for loan losses	10,725	9,276	40,045	31,159
Noninterest income
Service charges on deposit accounts	1,535	1,250	5,540	5,183
Other fees and charges	715	584	2,653	2,264
Other	984	512	3,021	2,009
Total noninterest income	3,234	2,346	11,214	9,456
Noninterest expenses
Salaries and employee benefits	5,415	4,237	19,784	14,741
Occupancy	739	601	2,724	1,966
Furniture and equipment	647	598	2,160	2,199
Other	3,370	2,968	12,924	9,752
Total noninterest expenses	10,171	8,404	37,592	28,658
Income before provision for income taxes	3,788	3,218	13,667	11,957
Provision for income taxes	1,318	963	4,518	3,578
Net income	$ 2,470	$ 2,255	$ 9,149	$ 8,379
Common Share Data
Earnings per share
Basic	$ 0.33	$ 0.31	$ 1.23	$ 1.24
Diluted	$ 0.32	$ 0.29	$ 1.17	$ 1.17
Dividends per share	$ 0.10	$ 0.10	$ 0.40	$ 0.40
Weighted average shares outstanding	7,494,756	7,306,486	7,423,968	6,777,306
Weighted average shares outstanding -
diluted	7,807,349	7,772,931	7,797,5 10	7,161,807
Book value per share			$ 9.58	$ 8.95
Tangible book value			$ 7.22	$ 6.42
Shares outstanding			7,497,599	7,312,000

NORTH VALLEY BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

Balance Sheet Data	Dec 31, 2005	Dec 31, 2004
Assets
Cash and due from banks	$ 48,294	$ 23,575
Federal funds sold and other	7,800	1,140
Available-for-sale securities - at fair value	164,258	218,961
Held-to-maturity securities - at amortized cost	91	133
Loans and leases net of deferred loan fees	624,512	553,345
Allowance for loan losses	7,864	(7,217

Net loans	616,648	546,128
Premises and equipment, net	14,946	13,927
Other real estate owned	902	--
Goodwill and core deposit intangibles, net	17,690	18,469
Accrued interest receivable and other assets	47,855	43,898

Total assets	$918,484	$866,231

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$186,555	$165,595
Demand, interest bearing	194,735	187,738
Savings and money market	195,866	200,628
Time	169,534	157,693

Total Deposits	746,690	711,654
Other borrowed funds	56,500	57,594
Accrued interest payable and other liabilities	11,532	9,884
Subordinated debentures	31,961	21,651

Total liabilities	846,683	800,783
Shareholders' equity	71,801	65,448

Total liabilities and shareholders' equity	$918,484	$866,231

Asset Quality
Nonaccrual loans and leases	$ 686	$ 1,155
Loans and leases past due 90 days and accruing interest	67	1,015
Other real estate owned	902	--

Total nonperforming assets	$ 1,655	$ 2,170

Allowance for loan losses to total loans	1.26%	1.30%
Allowance for loan losses to NPL's	1044.36%	332.58%
Allowance for loan losses to NPA's	475.17%	332.58%

NORTH VALLEY BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
Selected Financial Ratios	2005	2004	2005	2004
Return on average total assets	1.07%	1.02%	1.01%	1.08%
Return on average shareholders' equity	14.02%	14.07%	13.42%	16.54%
Net interest margin (tax equivalent basis)	5.40%	4.90%	5.22%	4.45%
Efficiency ratio	71.83%	71.97%	72.03%	70.09%
Selected Average Balances
Loans	$622,188	$524,196	$590,313	$438,044
Taxable investments	154,357	196,767	167,516	199,720
Tax-exempt investments	23,456	29,801	24,536	28,160
Federal funds sold and other	16,528	23,917	17,789	26,513

Total earning assets	$816,529	$774,681	$800,154	$692,437

Total assets	$921,456	$879,140	$904,160	$777,604

Demand deposits - interest bearing	$195,698	$205,291	$195,468	$179,474
Savings	198,806	204,339	202,727	176,745
Time deposits	169,024	164,426	158,988	157,522
Other borrowings	77,854	61,932	77,284	63,966

Total interest bearing liabilities	$641,382	$635,988	$634,467	$577,707

Demand deposits - noninterest bearing	$199,440	$164,171	$190,183	$139,417

Shareholders' equity	$ 70,455	$ 63,751	$ 68,161	$ 50,655